As filed with the Securities and Exchange Commission on June 13, 2003
                                                          File No. 333-_______
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
        -----------------------------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   -------------------------------------------
                        BNP RESIDENTIAL PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
Maryland                                                       56-1574675
(State of incorporation)                                    (I.R.S. Employer
                                                          Identification  No.)
                      301 South College Street, Suite 3850
                         Charlotte, North Carolina 28202
                                 (704) 944-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                       With Copies to:
  D. Scott Wilkerson, President                 Robert H. Bergdolt, Esq.
  BNP Residential Properties, Inc.              Alston & Bird LLP
  301 South College Street, Suite 3850          3201 Beechleaf Court, Suite 600
  Charlotte, North Carolina 28202               Raleigh, North Carolina 27604
  (704) 944-0100                                (919) 862-2216
          (Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee
---------------------- -------------------- --------------------- --------------------- ----------------------
 Title of each class                              Proposed              Proposed
         of               Amount to be        maximum offering     maximum aggregate          Amount of
  securities to be         Registered          price per unit        offering price       registration fee
     registered
---------------------- -------------------- --------------------- --------------------- ----------------------
    Common stock             146,964             $10.62 (1)            $1,560,758               $127
---------------------- -------------------- --------------------- --------------------- ----------------------

(1) Calculated pursuant to Rule 457 (c) of the Securities Act of 1933, based on the average of the high and low prices reported on the American Stock Exchange on June 9, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 146,964 SHARES

                        BNP RESIDENTIAL PROPERTIES, INC.

                                  COMMON STOCK

         BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. We currently own 19 apartment communities containing 4,571 apartment units and provide third-party management services for nine apartment communities containing a total of 2,349 units. We also own 41 restaurant properties, which are leased on a triple-net basis to a restaurant operator.

         We are structured as an UPREIT, or umbrella partnership real estate investment trust. We are the sole general partner and own a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of our operations are conducted through the operating partnership.

         Our mailing address and telephone number are:

                          BNP Residential Properties, Inc.
                          301 South College Street, Suite 3850
                          Charlotte, North Carolina 28202
                           (704) 944-0100

         We are offering and selling 146,964 shares of common stock with this prospectus in exchange for the same number of units in BNP Residential Properties Limited Partnership, which is the operating partnership through which we conduct substantially all of our business. Our common stock is listed for trading on the American Stock Exchange under the symbol "BNP." On June 9, 2003, the last reported sale price of our common stock on the American Stock Exchange was $10.78 per share.

         Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

         We have not authorized any person to make a statement that differs from this prospectus. If any person does make a statement that differs from this prospectus, you should not rely on it. This prospectus is not an offer to sell these securities, nor is it an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                     This prospectus is dated June 13, 2003.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

         Some of the information in this prospectus may contain forward-looking statements. You can identify such statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Since the redemption of units for shares of common stock is treated as a taxable transaction, persons who receive shares of our common stock upon redemption of their units may incur a tax liability to the extent of any gain.

         If a holder of units in the operating partnership seeks to require the operating partnership to redeem his or her units, the operating partnership will redeem the units for cash or, at our option, we may buy the units (for cash or common stock). If a unit holder redeems all of his or her units, the redemption will be treated for tax purposes as a taxable sale or exchange of the units. If a unit holder exercises a redemption for less than all of his or her units, the unit holder would recognize no loss; however, the unit holder would recognize gain to the extent the cash received plus the amount of the liabilities relieved was more than his or her entire adjusted basis in the units. Upon redemption, the holder will be treated as realizing proceeds equal to the sum of the cash (or the value of the common stock) received plus the amount of the reduction in any operating partnership liabilities allocable to the holder.

         It is possible that a unit holder could recognize a gain or even incur a tax liability that exceeds the amount of cash or the value of common stock that he or she receives in the redemption. See "Federal Income Tax Considerations -- Tax Consequences of Redemption." In addition, a unit holder may not be able to raise sufficient cash through the sale of the common stock received to pay the tax liabilities associated with the unit redemption. This could happen if the stock price falls after the holder redeems his or her units.

A decline in revenues from, or a sale of, our Hardee's restaurant properties could adversely affect our financial condition and results of operations.

         A significant portion of our assets is invested in Hardee's restaurant properties that are leased on a triple-net basis to Boddie-Noell Enterprises, Inc. The master lease for our restaurant properties requires Boddie-Noell Enterprises to pay us annual rent equal to the greater of $3.9 million or 9.875% of food sales. Boddie-Noell Enterprises has indicated that it will exercise its option to close or purchase one restaurant, which will not materially affect the minimum annual rent. If Boddie-Noell Enterprises renews the master lease, after December 31, 2007, it may close or purchase up to five restaurants per year upon payment of the greater of fair market value or net book value.

         From 1987 through 1995, Boddie-Noell Enterprises paid us more than the then-current minimum rent of $4.5 million per year. However, restaurant sales have declined each year since 1992 when our restaurant related revenues peaked at $5.3 million. Accordingly, the revenue we have received from them has declined since that time as well. From 1996 through 2002, the revenues of our restaurant properties were below the level requiring payments in excess of the minimum.

         In order to protect our stockholders from these declining revenues, in 1993 we began to acquire apartment communities. We believe that we can more effectively enhance the value of our common stock by acquiring and operating apartment communities. Accordingly, we focused our business primarily on the ownership and operation of apartment communities.

         As a consequence of this refocused strategy, we may elect to sell our restaurant properties and reinvest the proceeds in additional apartment communities. No sale of the restaurants is pending, and we will only divest the restaurants if we believe doing so will enhance stockholder value.

         If we do dispose of the restaurant properties, it is possible that we may incur a loss on the disposition of the properties. It is also possible that we may invest such sale proceeds in properties that yield significantly less than the $3.9 million we currently receive from Boddie-Noell Enterprises.

         Further, in the event we were to find a buyer, Boddie-Noell Enterprises has the right to purchase the restaurants from us on the same terms as that offer. This right may make it more difficult to find a suitable buyer or could adversely affect the price we might realize on any such sale.

         For the year ended December 31, 2002, the restaurant properties accounted for 11% of our total revenues. All of the restaurant property revenue comes from Boddie-Noell Enterprises. The inability of Boddie-Noell Enterprises to pay us rent would adversely affect funds from operations and funds available for distribution.

Geographic concentration of our properties make our business vulnerable to economic downturns in Virginia, North Carolina or South Carolina.

         All of our properties are located in Virginia, North Carolina and South Carolina. Adverse economic developments in these states could adversely impact the operations of our properties and therefore our profitability. The concentration of properties in a limited number of markets may expose us to risks of adverse economic developments which are greater than the risks of owning properties in many markets.

We have substantial debt obligations, which may reduce our operating performance and adversely affect our ability to pay distributions.

         At March 31, 2003, we had $216.7 million in long-term debt. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the apartment communities or to pay the distributions we must pay to maintain our qualification as a REIT. Further, a high debt level creates an increased risk that we may default on our obligations. If we default, the banks that lent us funds could foreclose on the properties securing their loans.

Because we have a substantial amount of debt that bears interest at variable rates, increases in interest rates would reduce our net income.

         At March 31, 2003, $47.7 million of our long-term debt bore interest at a variable rate. In addition, we may incur additional debt in the future that also bears interest at variable rates. Variable-rate debt creates higher debt service requirements if market interest rates increase. Such an increase would adversely affect our cash flow and the amounts available to pay dividends.

If our debt cannot be paid, refinanced or extended at maturity, in addition to our failure to repay our debt, we may not be able to make distributions to stockholders at expected levels or at all.

         We may obtain financing with "due-on-encumbrance" or "due-on-sale" clauses in which future refinancing or property sales could cause the maturity dates of the mortgages to accelerate and the financing to become due immediately. Thus, we could be required to sell properties on an all-cash basis, or the purchaser might be required to obtain new financing in connection with a sale. Alternatively or additionally, we may obtain mortgages that have balloon payments. Such mortgages involve greater risks than mortgages with principal amounts amortized over the term of the loan since our ability to repay the outstanding principal amount at maturity may depend on obtaining adequate refinancing or selling the property. The efficacy of either option would depend on economic conditions in general and the value of the underlying properties in particular. We cannot guarantee that we could refinance or repay any such mortgages at maturity. Further, a significant decline in the value of the underlying property could result in a loss of the property through foreclosure.

We may be liable for environmental contamination for which we do not have insurance and which might have a material adverse effect on our financial condition and results of operations.

         Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to remediate properly, hazardous substances may adversely affect occupancy of any contaminated apartment communities, the ability of Boddie-Noell Enterprises to operate restaurants and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

         Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

         Boddie-Noell Enterprises has agreed to pay for the costs of complying with applicable environmental laws, ordinances and regulations on the restaurant properties. However, the obligation to pay for such costs with respect to our other properties, or Boddie-Noell Enterprises' inability to pay for such costs on the restaurant properties, may adversely affect our operating costs and the value of our properties.

         Phase I environmental site assessments have been obtained on all of our owned apartment communities. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which a company may be responsible and to assess the status of environmental regulatory compliance. All of the restaurant properties were subjected to transaction screens in December 1995. A transaction screen involves a review of a property for the purpose of recommending whether we should perform a Phase I environmental site assessment. A transaction screen is significantly less thorough in scope than a Phase I environmental site assessment.

         Neither the transaction screens nor the environmental site assessments revealed any environmental condition, liability or compliance concern that we believe would have a material adverse affect on our business, assets or results of operations. Nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the transaction screens and the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities, or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed.

Unexpected costs associated with compliance with the Americans with Disabilities Act and other laws would impair our operating performance.

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers. Additional federal, state and local laws exist that are related to access by disabled persons. These laws also may require modifications to our properties or restrict renovations of our properties. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1991 to be accessible to the handicapped. Non-compliance with the ADA, FHAA and similar laws could result in the imposition of fines or an award of damages to private litigants. Boddie-Noell Enterprises is financially responsible for upgrading the restaurant properties should such properties not be in compliance with the ADA. However, in the event Boddie-Noell Enterprises fails to upgrade properly the restaurants and there is a determination that the restaurant properties are not in compliance with the ADA, we could still face the imposition of fines or an award of damages to private litigants. If we were required to make unanticipated expenditures to comply with the ADA or other laws, our cash flow and the amounts available for distributions to you may be adversely affected.

         The Federal Fair Housing Act and state fair housing laws prohibit discrimination on the basis of certain protected classes. We have a policy against these kinds of discriminatory behaviors and train our employees to avoid discrimination and the appearance of discrimination. We cannot assure you that an employee will not violate our policy against discrimination and violate the fair housing laws. Such a violation could subject us to legal action and awards of damages.

Because most of our directors have personal interests that could create a conflict with the interests of our stockholders, we may make decisions that are not in your best interest.

         Of our seven directors, six have personal interests that could create a conflict between what is in the best interest of our common stockholders and what is in the best interest of each such director.

o        Messrs. Wilkerson and Payne are executives officers of the company;
o Messrs. Chysson and Gilley own significant stakes in the operating partnership;
o Mr. Boddie (along with his family members) owns Boddie-Noell Enterprises which leases all of our restaurant properties; and

o Mr. Weidhorn is the managing member of the owner of all of the outstanding shares of our outstanding Series B Preferred Stock.

         These relationships are discussed in detail under item 13 of our Annual Report on Form 10-K for the year ended December 31, 2002, which report is incorporated by reference into this Prospectus. See "Where You Can Find More Information." Such conflicts of interests could influence board members to take action that is not in the best interest of our common stockholders.

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

         We believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, received an opinion from the law firm of Alston & Bird LLP that we met the requirements for qualification as a REIT for the taxable year ended December 31, 2001 and that, based on our proposed method of operation, we are in a position to continue such qualification as a REIT for the taxable year that ended December 31, 2002 and for the taxable year that will end December 31, 2003.

         You should be aware that opinions of counsel are not binding on the IRS or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements. Such requirements are discussed in more detail under the heading "Federal Income Tax Considerations -- Requirements for Qualification." Finally, the opinion is based on certain representations made by us to Alston & Bird LLP, which has not independently verified or investigated the correctness of those representations.

         If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also could be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. See "Federal Income Tax Considerations -- Failure to Qualify."

         At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. On May 23, 2003, Congress passed The Jobs and Growth Tax Relief Reconciliation Act of 2003, which decreases the tax rate on most dividends paid by corporations to individual investors to a maximum of 15% from current rates, and such rates are retroactive to the beginning of January 2003. REIT dividends, with limited exceptions, will not benefit from the rate reduction, because a REIT's income generally is not subject to corporate level tax. As such, this legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs, and could have an adverse effect on the value of our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

         As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Federal Income Tax Considerations -- Annual Distribution Requirements."

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

         Even if we qualify as a REIT, we and our subsidiaries will be subject to certain federal, state and local taxes on our income and property that could reduce operating cash flow.

Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit are void without prior approval from our board of directors.

         Our charter limits ownership of our capital stock by any single stockholder to 9.8% of the outstanding shares. The charter also prohibits anyone from buying shares if the purchase would cause us to lose our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

o        will consider the transfer to be null and void;
o        will not reflect the transaction on our books;
o        may institute legal action to enjoin the transaction;
o will not pay dividends or other distributions with respect to those shares;
o        will not recognize any voting rights for those shares;
o will consider the shares held in trust for the benefit of the company; and

o will either direct the affected person to sell the shares and turn over any profit to us, or we will redeem the shares. If we redeem the shares, it will be at a price equal to the lesser of:

                (a)      the price paid by the transferee of the shares or

                (b) the average of the last reported sales prices on the American Stock Exchange on the 10 trading days immediately preceding the date fixed for redemption by our board of directors.

An individual who acquires shares that violate the above rules bears the risk that (1) he may lose control over the power to dispose of the shares, (2) he may not recognize profit from the sale of such shares if the market price of the shares increases and (3) he may be required to recognize a loss from the sale of such shares if the market price decreases.

Because provisions contained in Maryland law and our governing documents discourage hostile takeover attempts, investors may be prevented from receiving a "control premium" for their shares.

         Provisions contained in our charter and bylaws, as well as Maryland general corporation law and the partnership agreement of the Operating Partnership, discourage hostile takeovers, which may prevent stockholders from receiving a "control premium" for their shares. These provisions include the following:

o Ownership Limit. The 9.8% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors.

o Required Consent of the Operating Partnership for Significant Corporate Action. A provision in the operating partnership agreement prohibits us from engaging in certain transactions that could result in a change of control without the approval of the holders of a majority of the outstanding units, including units that we own. While we expect that we will always hold a majority of the outstanding units, we cannot guarantee that this will be the case. If we ever own less than a majority of the outstanding units, this voting requirement might limit the possibility for an acquisition or change in control of the company, even if such acquisition or change in control would be in your (the stockholders') best interests. As of March 31, 2003, we owned approximately 76% of the operating partnership common units.

o Anti-Takeover Protections of Operating Partnership Agreement. The operating partnership agreement contains provisions relating to limited partners' redemption rights in the event of certain changes of control of the company. These provisions require an acquiror to maintain the operating partnership structure and to maintain a limited partner's right to continue to hold units with future redemption rights. Such provision could have the effect of discouraging a third party from making an acquisition proposal, even if such proposal were in our stockholders' best interests.

o Poison Pill. We adopted a preferred share purchase rights plan (sometimes referred to as a "poison pill") in March 1999. The plan involves the issuance of preferred share purchase rights to all stockholders. The rights entitle stockholders to purchase capital stock at a discount if a person or group purchases or makes a tender offer for 15% or more of our common stock.
              Our board of directors may redeem the rights at $.01 per right until the acquisition of 15% or more of our common stock by a person or group. The purpose of the poison pill is to ensure that any potential purchaser of the company must negotiate with our board before an acquisition. The poison pill may discourage offers for the company, even those in the best interest of the stockholders.

o Maryland's Unsolicited Takeovers Act. In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter, to:

                        o    stagger our board of directors into three classes;
                        o provide that only remaining directors may fill a vacancy on the board;
                        o provide that only the board can fix the size of the board; and
                        o require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.

If we lose any of our executive officers, our operating performance could suffer.

         We are dependent on the efforts of our executive officers, particularly
D. Scott Wilkerson, Philip S. Payne, Eric S. Rohm and Pamela B. Bruno. While we believe that we could find replacements for these key personnel, if necessary, the loss of their services could have an adverse effect on our operations. Messrs. Wilkerson, Payne and Rohm and Ms. Bruno have entered into employment contracts with us.

                                 USE OF PROCEEDS

         In connection with the issuance of the common stock offered by us through this prospectus, we will generally receive one unit in the operating partnership for each share of common stock. This will have the effect of increasing our proportionate ownership in the operating partnership.

                          DESCRIPTION OF CAPITAL STOCK

General

         Our charter gives us the authority to issue up to 100.0 million shares of common stock and 10.0 million shares of preferred stock. The par value of both the common and preferred stock is $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. At June 9, 2003, we had 5,865,392 shares of common stock issued and outstanding. This does not include shares issuable upon the redemption of any units or shares issuable under currently outstanding options or warrants held by officers and directors or shares that may be issued under our Dividend Reinvestment and Stock Purchase Plan. We also have 454,545 shares of preferred stock outstanding.

Common Stock

         Our board of directors previously authorized us to issue all of the currently outstanding common stock. The board has also authorized the issuance of the stock issuable upon redemption of outstanding operating partnership units and upon conversion of outstanding shares of Series B Preferred Stock. The common stock we have previously sold has been fully paid for and is non-assessable. When we issue stock upon redemption of units or conversion of Series B Preferred Stock, we will also consider such common stock to be fully paid for and non-assessable. Non-assessable means that we cannot ask stockholders for more money for the stock after they have purchased it.

         As a holder of common stock, you will be entitled to receive distributions based on common stock if our board of directors declares such distributions. However, your rights to receive distributions are subordinated to the rights of the holders of our Series B Preferred Stock and may be subordinated to other preferred stock we may issue in the future. In any liquidation, each outstanding common share entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. We have paid quarterly distributions on our common stock since the period ending June 30, 1987, and we intend to continue to pay quarterly distributions.

         Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. See " -- Ownership Limitations and Restrictions on Transfers." There is no cumulative voting in the election of directors. This means that the holders of a majority of the common stock can elect all of the directors and the holders of the remaining common stock could not elect any director.

         As a common stockholder in the company, you will have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature is one where a stockholder has the option to convert his shares to a different security, such as debt or preferred stock. A redemption right is one where a stockholder will have the right to redeem his shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money into to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for a percentage of any other securities we may offer in the future based on the percentage of shares owned.

         We will furnish you with annual reports containing audited consolidated financial statements. The financial statements will contain an opinion of our independent public accountants. We will also furnish you quarterly reports for the first three quarters of each year. These reports will contain unaudited financial information.

         All common stock will have equal distribution, liquidation and voting rights.

         The Maryland General Corporation Law limits our ability to merge with another corporation if we will not be the surviving entity in the merger. Maryland law also limits our ability to sell all or substantially all of our assets. We can enter into these transactions, however, if our board of directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote approves the transaction.

         The common stock is listed on the American Stock Exchange. The transfer agent and registrar for the common stock is Wachovia Bank, N.A.

Preferred Stock

         Under our charter, our board of directors has the authority to issue one or more series of preferred stock. Prior to issuing shares of each series, the Maryland General Corporate Law and our charter require the board of directors to fix the terms for each series. Such terms could include the right to receive distributions and liquidation payments before such can be made on the common stock. As of the date of this prospectus, we have reserved a class of preferred stock to serve as a poison pill, which could discourage a takeover or other transaction that might be in the common stockholders' best interests.

         We issued 454,545 shares of Series B Preferred Stock at a price of $11.00 per share. Each share of Series B Preferred Stock has a liquidation preference of $11.00 and an initial dividend yield of 10% through December 2009, then 12% for two years, and thereafter the greater of 14% or 900 basis points over the five-year Treasury rate. The holders of the Series B Preferred Stock will have the right to convert each Series B share into one share of the company's common stock after three years or in certain circumstances, such as a change of control or if the company calls the Series B stock for redemption. The holders of preferred shares are generally not entitled to vote on matters submitted to stockholders. Dividends on preferred shares are subject to declaration by the board of directors. If, however, we fail to pay dividends on the Series B Preferred Stock for two consecutive quarters, the holders of the Series B Preferred Stock will be entitled to elect at least one-third of our directors and certain company actions will require the approval of more than two-thirds of the board.

Ownership Limitations and Restrictions on Transfers

         To maintain our REIT qualification, no fewer than six persons can own 50% or more in value of our outstanding common stock during the last half of a taxable year. Additionally, at least 100 persons must own the common stock during at least 335 days per year. See "Federal Income Tax Considerations -- Requirements for Qualification." To help ensure we meet these tests, our charter provides that no person may own more than 9.8% of our issued and outstanding capital stock. For purposes of this provision, the company treats corporations, partnerships, groups within Section 13(d)(3) of the Securities Exchange Act of 1934 and other entities as single persons. The board of directors has discretion to waive this ownership limit upon receipt of an acceptable opinion of counsel that the waiver would not cause an individual to be deemed to own more than 9.8% of our capital stock. Attempts to acquire our capital stock in excess of the 9.8% limit are void without such approval from our board of directors.

         The restrictions on transferability and ownership will not apply if the board of directors and the stockholders holding two-thirds of our outstanding shares of capital stock determine that it is no longer in our best interest to be a REIT. We have no intention to seek to change our REIT status.

         All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

         If you own more than 5% of our common stock or preferred stock, you must file a written notice with us no later than January 30 of each year. This notice should contain your name and address, the number of shares of common stock or preferred stock you own and a description of how you hold the shares. In addition, you will be required, if we ask, to disclose to us in writing any information we need in order to determine the effect of your ownership of such shares on our status as a REIT.

         These ownership limitations could have the effect of precluding a third party from obtaining control over the company unless the board of directors and the stockholders determine that maintaining REIT status is no longer desirable.

Limitations of Liability of Directors and Officers

         Maryland corporation law and our charter exculpate each director and officer in actions by the company or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or service or he has acted dishonestly, as established by a final judgment of a court.

         The exculpation provisions in the charter have been adopted to help induce qualified individuals to agree to serve on behalf of the company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions.

               PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

         We organized the operating partnership under the Delaware Revised Uniform Limited Partnership Act, as amended. The following summary of the partnership agreement is qualified by reference to the actual partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

         We conduct substantially all of our activities through the operating partnership. The operating partnership is a Delaware limited partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the operating partnership and have the rights and powers permitted to the general partner of a Delaware limited partnership. In addition to other rights, investors who hold units in the operating partnership have such rights and powers as are reserved to limited partners under Delaware law, but have no authority to transact business for, or participate in the management activities or decisions of, the operating partnership. The limited partners do not have the right to remove us as the general partner.

         The operating partnership agreement provides that we may not, without the consent of a majority of the holders of units, sell or otherwise dispose of all or substantially all of the operating partnership's assets (including through a merger or other combination with another entity). We must hold substantially all of our property through the operating partnership.

Allocation of Distributions, Profits and Losses

         The operating partnership agreement provides, except as noted below, that the net operating cash of the operating partnership available for distribution, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the company (but not less frequently than quarterly), pro rata in accordance with the partners' percentage interests. Profits and losses for tax purposes will also generally be allocated among the partners in accordance with their percentage interests, subject to compliance with applicable laws, such as those noted under "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership -- Tax Allocations With Respect To Our Properties."

Transferability of Interests

         The operating partnership agreement generally provides that we may not withdraw from the operating partnership, or transfer or assign our interest in the operating partnership. The limited partners, on the other hand, generally may transfer all or a portion of their interests in the operating partnership to a transferee. No person receiving such a transfer, however, will be admitted to the operating partnership as a substitute limited partner having the rights of a limited partner without our consent. Additionally, the transferee must meet certain other conditions, including agreeing to be bound by the terms and conditions of the operating partnership agreement.

Additional Capital Contributions; Issuance of Additional Partnership Interests

         The operating partnership agreement does not require any limited partner to make additional capital contributions to the operating partnership. We, however, are obligated to make certain additional capital contributions to the operating partnership in connection with the issuance of additional units to the company.

         The operating partnership agreement authorizes us to issue additional units for any partnership purpose and for such capital contributions and other consideration as we determine. The issuance of additional units to us, however, is subject to certain limitations. First, we may not issue additional units to ourselves unless we issue the additional units to all partners in proportion to their respective partnership interests. Alternatively, we may issue additional units to ourselves in connection with our issuing capital stock, provided that the net proceeds of the capital stock issuance are contributed to the operating partnership as an additional capital contribution.

         If we issue additional capital stock and make a capital contribution to the operating partnership, the capital contribution must be in an amount equal to the proceeds we receive from the issuance of the additional capital stock. The operating partnership will then issue additional units with similar designations, preferences and rights to the capital stock we issued. For example, if we issue 6% preferred stock, the operating partnership must issue 6% preferred units. If additional partnership interests are issued, the partnership interests of all existing partners of the operating partnership will be diluted proportionately.

Redemption of Operating Partnership Units

         The operating partnership is obligated to redeem each unit at the request of the holder, subject to certain limitations. See "Redemption of Units -- General."

Indemnifications and Limitation of Liability

         The operating partnership agreement provides that the general partner, and each person designated or delegated by the general partner, will be indemnified and held harmless by the operating partnership for any liabilities or expenses from any claim or proceeding that relates to the operations of the operating partnership, unless it is established that:

        o the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

        o the person actually received an improper personal benefit in money, property or services; or

        o in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

The operating partnership agreement also provides that the general partner will have no personal liability to the operating partnership and its partners for monetary damages for any act or omission if the general partner acted in good faith and with due care and loyalty.

Tax Matters Partner

         As provided in the operating partnership agreement, the company is the tax matters partner of the operating partnership. This means that we make whatever tax elections must be made under the Internal Revenue Code.

Operations

         The operating partnership agreement requires the partnership to be operated in a manner that will enable the company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

         Under the operating partnership agreement, the operating partnership will assume and pay, or reimburse us for payment of, all expenses incurred relating to the ownership and operation of, or for the benefit of, the operating partnership, including all expenses of the company.

Term

         The term of the operating partnership continues until December 31, 2097, or until sooner dissolved pursuant to the terms of the operating partnership agreement.

Exercises of Stock Options

         If options to acquire common stock that we have granted are exercised, the operating partnership agreement requires us to contribute to the operating partnership as an additional contribution the exercise price we receive. For any given number of shares, we will thus receive less than their fair value (assuming the option holder exercises when the fair value exceeds the option price). We will receive from the operating partnership, in exchange for the proceeds we contribute, additional units equal to the number of shares we issued, even though we will not be paying the full fair value for those units. Under the terms of the operating partnership agreement, we will be deemed to have contributed the fair value of the units.

Other

         The operating partnership agreement provides that substantially all of our business activities must be conducted through the operating partnership or subsidiary partnerships or corporations.

         The operating partnership is authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are fair and reasonable and no less favorable to the operating partnership than would be obtained from an unaffiliated third party.

                               REDEMPTION OF UNITS

General

         The operating partnership is obligated to redeem each unit at the request of the holder after a period of at least one year from issuance for cash equal to the then fair market value of each share of common stock at the time of such redemption. The company may, however, elect to acquire the unit for one share of common stock or an amount of cash of the same value. We presently anticipate that we will elect to issue common stock in connection with each such redemption, rather than paying cash or having the operating partnership pay cash. If, however, units are redeemed for cash, such redemption will be at the fair market value of the units. Our percentage ownership interest in the operating partnership will increase each time we redeem units. This acquisition by us will be treated as a sale of the units to us for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Consequences of Redemption." When a limited partner tenders his or her units for redemption, his or her right to receive distributions with respect to the units redeemed will cease. But he or she will then have rights as a stockholder of the company from the time of his or her acquisition of common stock, including the payment of dividends.

         A limited partner must notify us, as general partner of the operating partnership, of his or her desire to require the operating partnership to redeem units by sending a notice in the form attached as an exhibit to the operating partnership agreement, a copy of which is available from us. A limited partner must request the redemption of at least 1,000 units (or all of the limited partner's units, if less). A redemption generally will occur on the 10th business day after the notice is delivered by the limited partner, except that no redemption can occur if the delivery of shares of common stock would be prohibited under the provisions of our charter. This condition protects our qualification as a REIT.

         For a summary discussion of certain federal income tax considerations relevant to the redemption of units, see "Federal Income Tax Considerations -- Tax Consequences of Redemption."

Comparison of Ownership of Units and Shares of Common Stock

         In general, the nature of an investment in shares of our common stock is substantially equivalent economically to an investment in operating partnership units. A stockholder receives the same distribution that a unit holder receives, and stockholders and unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the company (through the operating partnership). However, there are differences between owning units and owning common stock, some of which may be important to you.

         The information below highlights some significant differences between the operating partnership and the company and compares certain legal rights associated with owning units and common stock. These comparisons are intended to assist limited partners of the operating partnership in understanding how their investment will be changed if their units are redeemed for common stock. This discussion is summary in nature and not a complete discussion of these matters. Unit holders should carefully review the balance of this prospectus and the registration statement, including the exhibits, of which this prospectus is a part for additional important information about us.

                      Form of Organization and Assets Owned

The Operating Partnership

The operating partnership is organized as a Delaware limited partnership. Substantially all of the company's operations are conducted through the operating partnership.

The Company

The company is a Maryland corporation. The company has elected to be taxed as a REIT under the Internal Revenue Code and intends to maintain its qualification as a REIT. The company's interest in the operating partnership gives the company an indirect investment in the properties and other assets the operating partnership owns. This interest in the operating partnership represents substantially all of the company's assets.


                              Length of Investment

The Operating Partnership

The operating partnership terminates December 31, 2097. But it may be terminated earlier under certain circumstances.

The Company

The company has a perpetual term and intends to continue its operations for an indefinite time period.


                       Purpose and Permitted Investments

The Operating Partnership

The purpose of the operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law. But the operating partnership agreement requires the business of the operating partnership to be conducted in a manner that will permit the company to be classified as a REIT for federal income tax purposes. The operating partnership may, subject to this limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.


The Company

Under our charter, the company may engage in any lawful activity permitted under Maryland law. Under the operating partnership agreement, however, the company must conduct substantially all of its business and own substantially all of its assets through the operating partnership.

                                Additional Equity


The Operating Partnership


The operating partnership is authorized to issue units and other partnership interests to its partners or to other persons for such consideration and on such terms as the company, as general partner, determines. When the company sells securities, it will contribute the proceeds to the operating partnership. In exchange, the operating partnership will issue to the company partnership interests having substantially similar rights to the securities the company issues. Such partnership interests may be of different series or classes from the units and may be senior to the units. No limited partner has any preemptive, preferential or similar rights either with respect to additional capital contributions to the operating partnership or with respect to the issuance or sale of any partnership interests.

The Company


The company's board of directors may issue, in its discretion, additional equity securities consisting of common stock or preferred stock. The total number of shares issued may not exceed the number of shares of capital stock authorized in the company's charter. As long as the operating partnership is in existence, the proceeds (or a portion thereof) of all equity capital the company raises will be contributed to the operating partnership in exchange for units or other interests in the operating partnership. The general partner's contribution will be deemed to be an amount equal to the net proceeds of any such offering.


                               Management Control

The Operating Partnership

All management powers over the business and affairs of the operating partnership are vested in the general partner of the operating partnership. No limited partner of the operating partnership has any right to participate in or exercise control or management power over the business and affairs of the operating partnership. The limited partners may not remove the general partner for any reason.

The Company

The board of directors has exclusive control over the company's business and affairs, subject to the restrictions in the charter, the bylaws and the operating partnership agreement. The board of directors has adopted and continues to adopt policies that guide the company's direction. But the board of directors may alter or repeal these policies at any time without seeking the advice of the stockholders. Except for their vote in the elections of directors, stockholders have no control over the ordinary business policy of the company. The company's stockholders may remove a director for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock outstanding and entitled to vote.

                                Fiduciary Duties


The Operating Partnership

Under Delaware law, the general partner of the operating partnership is accountable to the operating partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the operating partnership agreement, the general partner is under no obligation to take into account the tax consequences to any partner of any action taken by it. The operating partnership agreement provides that the general partner will not be liable for any act or omission if the general partner acted in good faith and with due care and loyalty. See "Partnership Agreement of the Operating Partnership-- Indemnifications and Limitation of Liability."


The Company

Under Maryland law, the directors must perform their duties in good faith, in a manner that they believe to be in the best interests of the company and with the care an ordinarily prudent person would exercise under similar circumstances. Directors of the company who act in such a manner generally will not be liable because they were a director of the company.




                   Limitation of Liability and Indemnification

The Operating Partnership

The operating partnership agreement limits the liability of the general partner and others and also provides for indemnification of the same persons by the operating partnership. See "Partnership Agreement of the Operating Partnership-- Indemnifications and Limitation of Liability."


The Company

The charter limits the liability of the company's directors and officers and provide for indemnification of such individuals. See "Description of Capital Stock - Limitations of Liability of Directors and Officers."

                            Anti-Takeover Provisions


The Operating Partnership


Except in limited circumstances, the general partner of the operating partnership has exclusive management power over the business and affairs of the operating partnership. The general partner may not be removed by the limited partners with or without cause. A limited partner, after a minimum of one year, may generally transfer his or her partnership interest, subject to certain limitations. Under the operating partnership agreement, the general partner may, in its sole discretion, prevent the admission of a substitute limited partner. If the general partner does not admit a transferee of units to the operating partnership as a substitute limited partner, the transferee, among other things, will not be entitled to vote such units.



The Company


Maryland law, the charter and the operating partnership agreement contain provisions that could have the effect of delaying or discouraging a change in control of the company and other transactions.



                                  Voting Rights

The Operating Partnership

Under the operating partnership agreement, the limited partners generally do not have voting rights relating to the operation and management of the operating partnership. Limited partners do have the right to vote on certain amendments to the operating partnership agreement. The ownership of units does not entitle the holder thereof to vote on any matter to be voted upon by the stockholders of the company.



The Company

Stockholders of the company have the right to vote on, among other things, a merger or sale of all or substantially all of the company's assets, amendments to the charter, certain bylaw amendments and dissolution of the company. All shares of common stock have one vote, and the charter permits the board of directors to classify and issue preferred stock in one or more series having voting power that may differ from that of the common stock.

         Amendment of the Operating Partnership Agreement or the Charter


The Operating Partnership


Amendments to the operating partnership agreement may be proposed by the general partner or by any limited partners holding 10% or more of the partnership interests. Approval of such an amendment requires the vote of the general partner and the holders of a majority of the units, including those units held by the general partner. Certain amendments may be approved solely by the general partner, including amendments that would add to the obligations of the general partner, reflect the admission, substitution, termination or withdrawal of partners, or satisfy any legal requirements. Certain amendments that affect fundamental rights of a limited partner must be approved by each affected limited partner, and certain other amendments must be approved by holders of 75% of the limited partnership interests (including interests held by the general partner).



The Company


The company's charter may be amended with the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class. Certain provisions of the charter may not, however, be amended without the approval of the holders of two-thirds of the shares of capital stock of the company outstanding and entitled to vote, voting together as a single class. The company's bylaws generally may be amended by the board of directors or the stockholders.

       Vote Required to Dissolve the Operating Partnership or the Company

The Operating Partnership


Until January 1, 2044, the general partner may elect to dissolve the operating partnership. But if the limited partners who were limited partners on December 1, 1997 then own at least 10% of the outstanding units, and if those same limited partners owning a majority of the units that were outstanding on December 1, 1997 (excluding any units owned by the general partner) object to the dissolution within 30 days of receiving notice of the general partner's election, then the general partner cannot dissolve the operating partnership. Beginning January 1, 2044, the general partner may choose to dissolve the operating partnership in its discretion. The operating partnership will also dissolve under other conditions listed in the operating partnership agreement.


The Company


Under Maryland law and our charter, the company may be dissolved by (1) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and
(2) stockholder approval by the affirmative majority vote of the stockholders entitled to vote voting as a single class.





                      Vote Required to Sell Assets or Merge

The Operating Partnership

Under the operating partnership sgreement, the sale, exchange, transfer of other disposition of all or substantially all of the operating partnership's assets or the merger or consolidation of the operating partnership requires the consent of the general partner and holders of one-half of the outstanding units (including units held by the general partner).

The Company

Under Maryland law and our charter, the company cannot sell substantially all of its assets or merge without the approval of the holders of a majority of the shares entitled to vote on the matter. Maryland law establishes special requirements generally applicable to "business combinations" between Maryland corporations and "interested stockholders." Among other things, the law prohibits for five years a merger or other specified or similar transactions between a corporation and an interested stockholder and requires a super-majority vote for such transactions after the end of the five-year period.

                      Compensation, Fees and Distributions


The Operating Partnership


The company does not receive any compensation for its services as general partner of the operating partnership. As a partner in the operating partnership, however, the general partner has the same right to allocations and distributions as other partners of the operating partnership. In addition, the operating partnership reimburses the general partner for substantially all expenses incurred relating to the ongoing operation of the company and any offering of partnership interests in the operating partnership or capital stock of the company.

The Company


Directors who are not officers of the company receive compensation for their services. Company officers are also compensated for their services, except for one officer, who is an affiliate of Boddie-Noell Enterprises.



                             Liability of Investors

The Operating Partnership

Under the operating partnership agreement and Delaware law, the liability of the limited partners for the operating partnership's debts and obligations is generally limited to the amount of their investment in the operating partnership.

The Company

Under Maryland law, stockholders are not personally liable for the debts or obligations of the company.



                              Nature of Investment

The Operating Partnership

The units constitute equity interests entitling each limited partner to a pro rata share of cash distributions made to the limited partners of the operating partnership. The operating partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

The Company

The shares of common stock constitute equity interests in the company. The company is entitled to receive its pro rata share of distributions made by the operating partnership with respect to the company-owned units, and each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by the board of directors. In order to qualify as a REIT, the company must distribute 90% of its taxable income (excluding capital gains). Any taxable income (including capital gains) not distributed will be subject to corporate income tax.

                          Potential Dilution of Rights


The Operating Partnership

The general partner of the operating partnership is authorized, in its sole discretion and without limited partner approval, to cause the operating partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms the general partner establishes.


The Company

The company's board of directors may issue, in its discretion, additional shares of common stock and has the authority to issue from the authorized capital stock a variety of other company equity securities, with such powers, preferences and rights as the board of directors may designate at the time. Issuing additional shares of either common stock or other similar equity securities may result in the dilution of the stockholders' interests.




                                    Liquidity

The Operating Partnership

The limited partners generally may transfer all or a portion of their interests in the operating partnership to a transferee, subject to a minimum one-year lock-up and certain limitations imposed by federal and state securities laws. No transferee, however, will be admitted to the operating partnership as a substitute limited partner having the rights of a limited partner without the consent of the company as the general partner and satisfaction of certain other conditions, including an agreement to be bound by the terms and conditions of the operating partnership agreement.

The Company

Upon the effectiveness of the registration statement of which this prospectus is a part, the shares to be issued by the company, upon issuance (except when issued to an investor who is an affiliate of the company) will be freely transferable as registered securities under the Securities Act of 1933. The common stock is listed on the American Stock Exchange. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the company's financial results and prospects, the general interest in the company's and other real estate investments and the company's dividend yield compared to that of other debt and equity securities.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations to BNP Residential Properties, Inc. and its stockholders relating to this registration statement and the treatment of BNP Residential Properties as a REIT is for general purposes only and is not tax advice. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular stockholder in view of such stockholder's particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to certain types of stockholders subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, broker-dealers, and, except to the extent discussed below, tax-exempt organizations and non-U.S. persons). This summary does not address state, local or non-U.S. tax considerations. Also, this summary deals only with our stockholders that hold common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code (the "Code").

         We base the information in this section on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code and current administrative interpretations of the Internal Revenue Service (the "IRS"), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

         Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership and sale of the offered stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, or sale and of potential changes in applicable tax laws.

Federal Income Taxation of BNP Residential Properties, Inc.

         Beginning with our taxable year ended December 31, 1987, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that beginning with that taxable year we have been organized and have operated in a manner to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. We can provide no assurance, however, that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT.

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. We have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

         Alston & Bird LLP has acted as tax counsel to us in connection with this offering. Alston & Bird LLP is of the opinion that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable years ended December 31, 1998 through 2001, and that, based on our proposed method of operation, we are in a position to continue our qualification and taxation as a REIT for the taxable year that ended December 31, 2002 and for the taxable year that will end December 31, 2003. Alston & Bird's opinion is based solely on our representations with respect to factual matters concerning our business operations and our properties. Alston & Bird LLP has not independently verified these facts. In addition, our qualification as a REIT is dependent, among other things, upon our meeting the requirements of Sections 856 through 860 of the Code throughout each year. We have not yet made a final determination of financial and operational results for our taxable year that ended December 31, 2002, and have not yet prepared its tax returns for tax reporting purposes for such taxable year. Accordingly, no assurance can be given that we satisfied the requirements to be a REIT during the taxable year that ended December 31, 2002. Also, with respect to 2003, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will satisfy the REIT requirements during the taxable year that will end December 31, 2003.

         If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we currently distribute to our stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

         First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

         Second, we may be subject to the "alternative minimum tax" on our items of tax preference.

         Third, if we have net income from "foreclosure property" held primarily for sale to customers in the ordinary course of business, including income from the sale or other disposition of such property, we will be subject to tax at the highest corporate rate on such income to the extent that it does not constitute qualifying income for purposes of the 75% income test (discussed below).

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

         Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property that is held primarily for sale to customers in the ordinary course of business but that is not foreclosure property), we will be subject to a 100% tax on such income.

         Fifth, if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because certain other safe harbor requirements have been met, we will be subject to a 100% tax on the net income attributable to (1) the greater of (a) the amount by which we fail the 75% income test or (b) the amount by which 90% of our gross income exceeds the amount of income qualifying for the 95% income test, multiplied by (2) a fraction intended to reflect our profitability.

         Sixth, if we fail to distribute each year at least the sum of:

                  (1)      85% of our ordinary income for such year;

                  (2)      95% of our capital gain net income for such year; and

                  (3)      any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which income tax is paid at the corporate level.

         Seventh, if we acquire any asset from a corporation generally subject to full corporate-level tax in a carryover-basis transaction and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

         Eighth, we will be subject to a 100% tax if our transactions with our "taxable REIT subsidiaries" are not at arm's length.

Requirements for Qualification

         To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income and nature of assets.

Organizational Requirements

         The Code defines a REIT as a corporation, trust or association that:

                  (1)      is managed by one or more trustees or directors;

                  (2) uses transferable shares or transferable certificates to evidence beneficial ownership;

                  (3) would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

                  (4) is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

                  (5)      has at least 100 persons as beneficial owners;

                  (6) during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals," as defined in the Code to include certain entities;

                  (7) files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

                  (8) meets other tests described below, including with respect to the nature of its assets and income.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. In addition, our Articles of Incorporation currently include certain restrictions regarding transfer of our common stock, which are intended (among other things) to assist us in continuing to satisfy conditions (5) and
(6) noted above.

         To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition.

         In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

         If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local income taxation in some states. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.

         A "taxable REIT subsidiary" of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary of ours. In addition, if a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

         Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to us. In addition, we must pay a 100% tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We cannot assure you that our taxable REIT subsidiary will not be limited in its ability to deduct interest payments made to us. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by our taxable REIT subsidiary for tenants of ours, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiary.

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, the Operating Partnership's proportionate share of the assets, liabilities and items of income with respect to any partnership (including any limited liability company treated as a partnership) in which it holds an interest would be considered assets, liabilities and items of income of the Operating Partnership for purposes of applying and meeting the various REIT requirements.

Income Tests

         To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest). Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence as well as from dividends, interest, or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

         Rents we receive or that we are deemed to receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any corporation in which we own 10% or more of the total combined voting power of all classes of voting stock or 10% or more of the total number of shares of all classes of stock and from any other person in which we own an interest of 10% or more in the assets or net profits of such person. Third, rent attributable to personal property is generally excluded from "rents from real property," except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate any such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its stockholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Beginning with our taxable year ending December 31, 1998, our rental income will not cease to qualify as "rents from real property" merely because we perform a de minimis amount of services to tenants of a property that are not usually and customarily provided and are considered rendered to the occupant. The income from these services will be considered de minimis if the value of such services (valued at not less than 150% of our direct cost of performing such services) is less than 1% of the total income derived from such property.

         We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related party tenants.

         The Operating Partnership provides certain services with respect to our properties. We believe that these services are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as "rents from real property." Noncustomary services and services rendered primarily for the tenants' convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as "rents from real property."

         Fees to perform property management services for apartment properties that we do not own will not qualify under the 75% or the 95% gross income tests. Either the REIT or the Operating Partnership also may receive certain other types of income with respect to our properties that will not qualify for either of these tests. We, however, believe that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause us to exceed the limits for non-qualifying income under the 75% and 95% gross income tests.

         If we fail one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under a certain provision of the Code. This relief provision generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the nature and amount of each item of income to our federal income tax return; and (3) the inclusion of any incorrect information on such schedule is not due to fraud with the intent to evade tax. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in "Federal Income Taxation of BNP Residential Properties, Inc.," even if this relief provision applies, a 100% tax would be imposed with respect to the part of our taxable income that fails the 75% or 95% tests.

Asset Tests

         At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the 75% asset test: (1) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer's outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

         Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Code and one of the following conditions is met:

    o    the issuer is an individual;

    o    the only securities of the issuer that we hold are straight debt; or

    o the issuer is a partnership and we hold at least a 20% profits interest in the partnership.

         Our taxable REIT subsidiary has no assets or operations. As of each relevant testing date prior to the election to treat each corporate subsidiary of ours or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, we believe that we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of ours or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary of ours, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

         To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

         First, we must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (a) the sum of

         (1) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding our net capital gain), and

         (2) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

         We must pay these distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year's 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (2) the dividends were declared before we timely file our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or "REIT taxable income" as adjusted.

         Second, we must distribute during each calendar year at least the sum of

         (1)      85% of our ordinary income for that year,

         (2)      95% of our capital gain net income for that year, and

         (3)      any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         Third, if we dispose of any asset, which is subject to the Built-In Gain Rules, during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

         We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

         We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

         In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or any agreement as to tax liability between us and an IRS district director, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying "deficiency dividends" to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

         Throughout the remainder of this discussion, we frequently will refer to "earnings and profits." Earnings and profits is a concept used extensively throughout corporate tax law, but it is undefined in the Code. Each corporation maintains an "earnings and profits" account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease the earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, the distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain.

         A REIT cannot have, at the close of any taxable year, accumulated earnings and profits attributable to any non-REIT year and remain qualified as a REIT. Therefore, in rendering their opinion regarding our qualification as a REIT, Alston & Bird LLP is relying on our representation that, when we acquired BT Venture Corporation in October 1994, BT Venture Corporation did not have any accumulated earnings and profits. In the event that BT Venture Corporation did have accumulated earnings and profits and such earnings and profits were not distributed in accordance with the applicable REIT provisions, we would have ceased to qualify as a REIT upon our acquisition of BT Venture Corporation.

Failure to Qualify

         If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable to individuals at preferential rates under the Jobs and Growth Relief Reconciliation Act of 2003 (the "2003 Act"). Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

         When we use the term "U.S. Stockholder," we mean a holder of common stock that, for federal income tax purposes:

         (1)      is a citizen or resident of the United States;

         (2) is a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or of any of its political subdivisions;

         (3) is an estate the income of which is subject to federal income taxation regardless of its source, or

         (4) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

         For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally

         Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute taxable dividends up to the amount of our positive current or accumulated earnings and profits. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. An exception applies, however, and individual stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to
(i) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable corporations, or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions. Because a REIT is not subject to tax on income distributed to its stockholders, the distributions made to corporate stockholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's shares of common stock and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November, or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholders on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year. Stockholders are not allowed to include on their own federal income tax returns any of our tax losses.

         We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of BNP Residential Properties, Inc." above.

Capital Gain Distributions

         Distributions to U.S. Stockholders that we properly designated as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held the stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. Long-term capital gains are generally taxable at maximum federal rates of 15% (through
2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

         We may elect to retain and pay income tax on any net long-term capital gain. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Stockholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Stockholders' shares will be increased in an amount equal to the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Certain Dispositions of Shares

         In general, you will realize capital gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition, and (2) your adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that you held for less than six months (after applying certain holding company rules) will be treated as a long-term capital loss to the extent of any capital gain dividend you received with respect to those shares.

         The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder's tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of common stock that would correspond to our "unrecaptured Section 1250 gain." Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of common stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

Passive Activity Loss and Investment Interest Limitations

         You may not treat distributions we make to you or any gain from disposing of our common stock as passive activity income. Therefore, you will not be able to apply any "passive losses" against such income. Dividends we pay (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock (or capital gain dividends) generally will be excluded from investment income unless you elect to have such gain taxed at ordinary income rates.

Treatment of Tax-Exempt Stockholders

         Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the tax-exempt stockholder has borrowed to acquire or carry our shares of common stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such REIT's distributions as UBTI. The restriction on ownership of common stock in our Articles of Incorporation generally will prevent application of the pension-held REIT rules.

Special Tax Considerations for Non-U.S. Stockholders

         The rules governing United States income taxation of non-U.S. Stockholders are complex. We intend the following discussion to be only a summary of these rules. Prospective non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our common stock, including any reporting requirements.

         In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is "effectively connected" with the non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

         A distribution payable out of our current or accumulated earnings and profits that is not attributable to gain from the sale or exchange by us of a "United States real property interest" and that we do not designate as a capital gain distribution will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder's basis in its common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.

         Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA." Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

         Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against its resulting federal income tax liability an amount equal to its proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent its proportionate share of this tax paid by us were to exceed its actual federal income tax liability.

         Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that we designated as capital gain dividends, will be treated as capital gain dividends for purposes of withholding. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder's United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

         We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

   o a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

   o the non-U.S. Stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder's trade or business so that no withholding tax is required; or

   o the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

         Unless our common stock constitutes a "U.S. real property interest" within the meaning of FIRPTA, a sale of common stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our common stock will not constitute a U.S. real property interest if we are a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically-controlled REIT and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. However, because the common stock will be publicly traded, we cannot assure you that we will be a domestically-controlled REIT. If we were not a domestically-controlled REIT, a non-U.S. Stockholder's sale of common stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the common stock were "regularly traded" on an established securities market (such as the American Stock Exchange) on which the common stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our common stock is not a U.S. real property interest, a nonresident alien individual's gains from the sale of common stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

         A purchaser of common stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased common stock is "regularly traded" on an established securities market or if we are a domestically-controlled REIT. Otherwise, the purchaser of common stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common stock currently is a regularly traded security on the American Stock Exchange. We believe that we qualify under both the regularly traded and the domestically-controlled REIT exceptions to withholding but we cannot provide any assurance to that effect.

         Upon the death of a nonresident alien individual, that individual's common stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

         U.S. Stockholders

         In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock, unless an exception applies. Further, under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 30% for 2003 (currently scheduled to be reduced to 28% by 2006) on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

         (1) the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

         (2) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

         (3) the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

         (4) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding. In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

         Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's federal income tax liability and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

         Non-U.S. Stockholders

         Generally information reporting will apply to payments of distributions on our common stock, and backup withholding at a rate of 30% (scheduled to be reduced to 28% by 2006) may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder's foreign status and has no actual knowledge to the contrary.

         Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, non-U.S. Stockholders should consult their tax advisors with regards to U.S. information reporting and backup withholding.

Tax Consequences of Redemption

         The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his or her right to require the redemption of his or her Units.

Tax Treatment of Redemption of Units.

         If a limited partner exercises his or her right to require the redemption of Units and we elect to acquire the Units in exchange for common stock and/or cash, the acquisition will be treated by us, the Operating Partnership and the redeeming limited partner as a sale of Units for federal income tax purposes. Such sale will be fully taxable to the limited partner. Such limited partner generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the fair market value of the common stock received and the amount of any Operating Partnership liabilities allocable to the sold Units at the time of the sale. We discuss more fully the determination of the amount of gain or loss below.

         If we do not elect to acquire the Units and instead the Operating Partnership redeems the limited partner's Units for cash, the tax consequences would be as described in the previous paragraph. However, if the Operating Partnership redeems less than all of a limited partner's Units, the limited partner would not recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash plus the amount of any Operating Partnership liabilities allocable to the redeemed Units exceeded the limited partner's adjusted basis in all of such limited partner's Units immediately before the redemption.

         The methodology used by the Operating Partnership to allocate its liabilities to its partners will likely result in varying amounts of such liabilities being allocated to different partners. Under that methodology, which is based on principles set forth in Treasury Regulations, it is possible that partners who hold an identical number of Units are allocated different amounts of liabilities of the Operating Partnership for federal income tax purposes and, accordingly, could have differing tax consequences from a sale or redemption of Units.

Tax Treatment of Disposition of Common Units by Limited Partner Generally

         If a Unit is redeemed or a limited partner otherwise disposes of a Unit, the determination of gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be the sum of the cash or fair market value of common stock or other property received plus the reduction in the amount of any Operating Partnership liabilities allocable to the Unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any Operating Partnership liabilities exceeds the limited partner's basis in his or her interest in the Operating Partnership, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of common stock received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, however, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

Basis of Units

         In general, a limited partner who was deemed to have received his or her Units upon liquidation of a partnership had an initial tax basis in the Units ("Initial Basis") equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general a limited partner who contributed a partnership interest in exchange for his or her Units had an Initial Basis in the Units equal to his or her basis in the contributed partnership interest. A limited partner's Initial Basis in his or her Units generally is increased by
(1) such limited partner's share of Operating Partnership taxable and tax-exempt income and (2) increases in such partner's share of the liabilities of the Operating Partnership (including any increase in his or her share of liabilities occurring in connection with the transaction in which he or she received Units). Generally, such partner's basis in his or her Units is decreased (but not below zero) by (a) his or her share of Operating Partnership distributions, (b) decreases in his or her share of liabilities of the Operating Partnership (including any decrease in his or her share of liabilities of the Operating Partnership occurring in connection with the transaction in which he or she received Units), (c) his or her share of losses of the Operating Partnership, and (d) his or her share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital account.

Potential Application of the Disguised Sale Regulations to a Redemption of Units

         There is a risk that a redemption of Units, which were issued in a transaction where a limited partner received Units, may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that a partner's contribution of property to a partnership and the partnership's simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership unless one of the prescribed exceptions is applicable. Further, the Disguised Sale Regulations generally provide that, if a partner's transfer of property to the partnership is within two years of the partnership's transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

     Accordingly, if a Unit is redeemed, the IRS could contend that the Disguised Sale Regulations apply because the limited partner will receive consideration subsequent to his or her previous contribution of property to the Operating Partnership. In that event, the IRS could contend that any of the transactions where limited partners received Units that may be redeemed for shares of common stock that may in turn be sold are taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized as a result of the disguised sale treatment may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

Tax Aspects of the Operating Partnership

General

         Substantially all of our investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of the Operating Partnership's income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by the Operating Partnership in the REIT asset tests.

Tax Allocations with Respect to our Properties

         When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner's adjusted basis in the property rather than the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The Operating Partnership has been formed by way of contributions of appreciated property, and we expect that future contributions to the Operating Partnership also will take the form of appreciated property. Consequently, the Operating Partnership agreement requires tax allocations to be made in a manner consistent with Section 704(c) of the Code.

         In general, the partners who have contributed their interests in properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions and cause Contributing Partners to be allocated less taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements and Contributing Partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See " -- Annual Distribution Requirements."

         With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

         Our adjusted tax basis in our interest in the Operating Partnership generally

         (1) will be equal to the amount of cash and the basis of any other property that we contributed to the Operating Partnership,

         (2) will be increased by (a) our allocable share of the Operating Partnership's income and (b) our allocable share of indebtedness of the Operating Partnership and

         (3)      will be reduced, but not below zero, by our allocable share of
                  (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to us, and (c) constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

         If the allocation of our distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of its partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that it has an adjusted tax basis in our partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to us. Such taxable income normally will be characterized as a capital gain if the interest in the Operating Partnership has been held for longer than one year, subject to reduced tax rates described above (See " -- Taxation of U.S. Stockholders -- Capital Gain Distributions"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties

         Our share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon its ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties (and other properties) and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

State and Local Tax

         We may be subject to state and local tax in various states and localities. Our stockholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the issuance of 146,964 shares of common stock by us. Our common stock is listed on the American Stock Exchange, trading under the symbol "BNP." The 146,964 shares are offered for an equal number of units in the operating partnership, which is the partnership through which we conduct substantially all of our business. The holders of units generally have the right to redeem them for the market value of an equal number of shares of common stock. At the time the units are presented for redemption, we have an option to purchase such units for an equal number of shares of common stock or the cash value thereof.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of our common stock to be issued in this offering have been passed upon for us by Alston & Bird LLP, Raleigh, North Carolina.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. 20549. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like the company that file electronically.

         This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. We also specifically incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

     o   Our Annual Report on Form 10-K for the year ended December 31, 2002;

     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     o Our Current Reports on Form 8-K (not including information furnished under Item 9, which information is not incorporated by reference in this prospectus) dated March 13, 2003, dated May 5, 2003, and dated May 14, 2003; and

     o The description of our common stock included in our registration statement on Form 8-A dated April 27, 1987.

         We will furnish without charge upon written or oral request to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated by reference in this prospectus (not including the exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Requests should be made to: BNP Residential

Properties, Inc., 301 South College Street, Suite 3850, Charlotte, North Carolina 28202. Our telephone number is (704) 944-0100.

         We also maintain an Internet site at http://www.bnp-residential.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimates of the various expenses to be paid by the company in connection with the registration of the common stock offered pursuant to this registration statement.

Securities and Exchange Commission Registration Fee ..................$     127
Legal Fees ...........................................................$  20,000
Accounting Fees ......................................................$   6,500
   Total .............................................................$  26,627

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The company's officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law ("MGCL"), the charter and bylaws of the company and the operating partnership agreement. The charter requires the company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The company also carries insurance for our directors and officers for liabilities they may incur as a result of their service to the company.

ITEM 16. EXHIBITS
                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
----------        -------------------------------------------------------------
     4.1 *        Articles of Incorporation of Registrant  as amended by
                  Articles Supplementary for Series A Junior Participating
                  Preferred Stock (filed as exhibit 3(i) to the Registrant's
                  Current Report on Form 8-K, dated as of March 17, 1999)
     4.2 *        Bylaws of Registrant as amended filed as exhibit 3(ii) to
                  the Registrant's Current Report on Form 8-K, dated as of March
                  17, 1999.
     4.3 *        Rights Agreement, dated as of March 18, 1999, between
                  Registrant and First Union National Bank, including the form of Articles Supplementary for Series A Junior Participating
                  Preferred Stock on Exhibit A, form of Right Certificate on
                  Exhibit B and the Summary of Rights to Purchase Preferred
                  Shares on Exhibit C (filed as exhibit to the Registrant's
                  Current Report on Form 8-K, dated as of March 17, 1999)
     5.1          Opinion of Alston & Bird LLP regarding the legality of the shares being registered
     8.1          Opinion of Alston & Bird LLP regarding tax matters
     23.1         Consent of Alston & Bird LLP (included as part of exhibit 5.1 and exhibit 8.1)
     23.2         Consent of Ernst & Young LLP
     24.1         Power of Attorney (included on the signature page hereof)
     99.1 *       Form of Amended and Restated Agreement of Limited Partnership
                  of BNP Residential Properties Limited Partnership (filed as exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998)
     99.2*        Form of Registration Rights Agreement (filed as exhibit 10.11 to the Registrant's Registration Statement on Form S-2 filed with the SEC on December 16, 1997 (Reg. No. 333-39803))


* Incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 13, 2003.


                                       BNP RESIDENTIAL PROPERTIES, INC.
                                       June 13, 2003

                                       /s/ D. Scott Wilkerson
                                       D. Scott Wilkerson
                                       President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of BNP Residential Properties, Inc. hereby severally constitute D. Scott Wilkerson and Philip S. Payne, and each of them singly, our true and lawful attorney with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and our capacities as officers and directors to enable BNP Residential Properties, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Secutiries Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



Name                                     Title                                    Date

/s/ B. Mayo Boddie                       Chairman of the Board and Director       June 13, 2003
------------------
B. Mayo Boddie


/s/ D. Scott Wilkerson                   President and Chief Executive Officer    June 13, 2003
----------------------
D. Scott Wilkerson                       and Director


/s/ Philip S. Payne                      Executive Vice-President, Treasurer      June 13, 2003
-------------------
Philip S. Payne                          and Chief Financial Officer and
                                         Director

/s/ Stephen R. Blank                     Director                                 June 13, 2003
--------------------
Stephen R. Blank


/s/ Paul G. Chrysson                     Director                                 June 13, 2003
--------------------
Paul G. Chrysson


/s/ Michael Gilley                       Director                                 June 13, 2003
------------------
W. Michael Gilley


/s/ Peter J. Weidhorn                    Director                                 June 13, 2003
---------------------
Peter J. Weidhorn


/s/ Pamela B. Bruno                      Vice-President, Controller and Chief     June 13, 2003
-------------------
Pamela B. Bruno                          Accounting Officer